SHAREHOLDER MEETING

On April 12, 2006, the Fund held its Annual Meeting of Shareholders (the “Meeting”) for the purpose of voting on a proposal to re-elect two trustees of the Funds. The results of the proposal are as follows:

Proposal 1: Re-election of Trustees

Larry W. Papasan

Everett L. Morris

For

      21,759,575

        21,759,575

Abstain

          639,903

             639,903

Withheld

                     0

                       0

Other Trustees of the Fund as of April 30, 2006, aside from those shown above, include Mary K. Anstine, Michael F. Holland, and Robert E. Lee.